Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2007 relating to the consolidated financial statements and financial statement schedule of Regal Beloit Corporation, which report expresses an unqualified opinion and includes explanatory paragraphs referring to Regal Beloit Corporation’s adoption of Statement of Financial Accounting Standards No. 123R, Share Based Payment, and No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Regal Beloit Corporation for the year ended December 30, 2006.

Milwaukee, Wisconsin
May 4, 2007